Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all of the subsidiaries of the Registrant:

1.    CHS Services, Inc., organized under the laws of the State of Delaware.

2.    eBioCare.com, Inc., organized under the laws of the State of Delaware.

3. Hemophilia Access, Inc., organized under the laws of the State of Tennessee.

4. Apex Therapeutic Care, Inc., organized under the laws of the State of California.

5.    Infinity Infusion, LLC, organized under the laws of the State of Delaware.

6. Infinity Infusion II, LLC, organized under the laws of the State of Delaware.

7. Infinity Infusion Care, Ltd., organized under the laws of the State of Texas.

8. Curative Health Services of New York, Inc. (f/k/a OptCare, Inc., organized under the laws of the State of New York.

9. Optimal Care Plus, Inc., organized under the laws of the State of Delaware.

10.   MedCare, Inc., organized under the laws of the State of Delaware.

11. Critical Care Systems, Inc., organized under the laws of the State of Delaware.

12. Curative Health Services Co., organized under the laws of the State of Minnesota.

13. Curative Health Services III Co., organized under the laws of the State of Minnesota.

14. Curative Pharmacy Services, Inc., organized under the laws of the State of Delaware.